Exhibit 99.1

NexTier Announces First Quarter 2022 Financial and Operational Results

HOUSTON, Texas (April 27, 2022) - NexTier Oilfield Solutions Inc. (NYSE: NEX) (“NexTier” or the “Company”) today reported first quarter 2022 financial and operational results.
First Quarter 2022 Results and Recent Highlights
•Total revenue of $635.0 million, a 25% sequential increase. Fourth consecutive quarter of 25%+ revenue growth
•Net income of $8.8 million ($0.04 per diluted share)
•Adjusted EBITDA(1) of $83.5 million
•Cash from operations of $28.7 million and positive free cash flow(1) of $1.7 million
•Averaged 33 deployed fleets in the first quarter of 2022, exited with 34 deployed fleets
•Exited first quarter of 2022 with total liquidity of $348.9 million, including $99.8 million of cash and undrawn ABL; no term loan maturities until 2025

Management Commentary
“I am pleased with NexTier’s first quarter results and the way momentum accelerated as the quarter progressed. Our performance demonstrates the benefits of our low cost, low emissions strategy,” said Robert Drummond, President and Chief Executive Officer of NexTier. “Demand for our services remains very strong and available frac capacity is almost fully utilized, which should allow us to deliver profitable growth, accelerating free cash flow, and strong returns.”
“We continue to demonstrate that our talented team can execute on clearly defined strategic priorities utilizing a leading integrated platform to produce strong efficiency gains, optimizing NexTier’s value proposition for customers and stockholders,” Mr. Drummond continued. “We believe the premium placed on efficiency and service quality will further differentiate NexTier during times of high commodity prices and tight supply.”
“We once again achieved market beating top line growth, increasing revenue 25%, and our accelerating March exit rate suggests significant upside for the second quarter,” said Kenny Pucheu, Executive Vice President and Chief Financial Officer of NexTier. “Further, we continued to demonstrate our leadership in the cycle by achieving positive free cash flow in the first quarter, which was ahead of our plan, along with our second consecutive quarter of positive net income, forging a path toward generating returns above our cost of capital later this year, a critical step for our business.”
First Quarter 2022 Financial Results
Revenue totaled $635.0 million in the first quarter of 2022, compared to $509.7 million in the fourth quarter of 2021. The sequential improvement in revenue was primarily driven by improved pricing, strong operational performance, continued integration efforts, and additional planned capacity added.
Net income totaled $8.8 million, or $0.04 per diluted share, in the first quarter of 2022, compared to net income of $10.9 million, or $0.04 per diluted share, in the fourth quarter of 2021.
Selling, general and administrative expense (“SG&A”) totaled $35.9 million in the first quarter of 2022, compared to SG&A of $35.1 million in the fourth quarter of 2021. Adjusted SG&A(1) totaled $27.5 million in the first quarter of 2022, which remained unchanged compared to adjusted SG&A in the fourth quarter of 2021.
Adjusted EBITDA totaled $83.5 million in the first quarter of 2022, compared to adjusted EBITDA of $80.2 million in the fourth quarter of 2021. The first quarter of 2022 reported adjusted EBITDA includes a $0.8 million gain on the sale of assets, compared to a $21.2 million gain on the sale of assets in the fourth quarter of 2021.
The Company exited the first quarter with momentum, easily reaching the goal for a first quarter exit of double-digit annualized adjusted EBITDA per deployed fleet.(1)

First Quarter 2022 Management Adjustments
EBITDA(1) for the first quarter of 2022 was $71.5 million. When excluding net management adjustments of $12.0 million, adjusted EBITDA for the first quarter was $83.5 million. Management adjustments included $7.8 million in stock compensation expense and a net $4.2 million in other adjustments.
Completion Services
Revenue in our Completion Services segment totaled $602.6 million in the first quarter of 2022, compared to $481.0 million in the fourth quarter of 2021. Adjusted gross profit(1) totaled $106.3 million in the first quarter of 2022, compared to $83.9 million in the fourth quarter of 2021.
During the first quarter of 2022, the Company operated an average of 33 deployed fleets, an increase from 30 in the fourth quarter of 2021. The additional fleet count was the result of a reconfiguration of already deployed horsepower between Simulfrac and zipper frac fleets and the planned addition of a Tier IV dual fuel fleet late in the quarter. Annualized adjusted EBITDA per deployed fleet was $10.1 million in the first quarter of 2022.
Well Construction and Intervention Services
Revenue in our Well Construction and Intervention (“WC&I”) Services segment, totaled $32.4 million in the first quarter of 2022, compared to $28.7 million in the fourth quarter of 2021. The sequential improvement was primarily driven by increased customer activity. Adjusted gross profit totaled $4.1 million in the first quarter of 2022, compared to adjusted gross profit of $2.7 million in the fourth quarter of 2021.
Balance Sheet and Capital
Total debt outstanding as of March 31, 2022 was $371.6 million, net of debt discounts and deferred finance costs and excluding finance lease obligations. As of March 31, 2022, total available liquidity was $348.9 million, comprised of cash of $99.8 million, and $249.1 million of available borrowing capacity under our asset-based credit facility, which remains undrawn.
Total cash provided by operating activities during the first quarter of 2022 was $28.7 million and cash used by investing activities was $27.0 million, resulting in a positive free cash flow of $1.7 million in the first quarter of 2022.
Outlook
Industry momentum continued into the second quarter of 2022, driven by strong customer demand for our services and a tight supply of equipment. We expect to see considerably improved results in the second quarter of 2022, relative to the first quarter of 2022, based on our March performance and given negotiated customer agreements and increased activity as seasonal and transitory headwinds subside.
For the second quarter of 2022, NexTier expects to operate an average of 34 deployed frac fleets. We do not expect to add any additional capacity to the market for the remainder of 2022.
Based on the above deployed fleets, for the second quarter of 2022 we anticipate sequential revenue growth in excess of 20% and significant adjusted EBITDA margin expansion, resulting in expected adjusted EBITDA of at least $130 million. We anticipate annualized adjusted EBITDA per deployed fleet of at least $15 million in second quarter of 2022.
For the full year 2022, we anticipate our adjusted EBITDA will exceed the high-end of our previously guided range of $330-360 million.
Our first half 2022 capital expenditure budget remains $90-100 million before stepping down to a lower level in the second half. We will continue to invest in our existing deployed capacity to ensure we are operating a well-maintained fleet for 2022 and beyond.

We expect to generate free cash flow in excess of $150 million in 2022, and we expect free cash flow generation to accelerate through the year.

Mr. Drummond concluded, “While the activity outlook for our services was already very strong, the unfortunate geopolitical tensions have increased the call on US oil and natural gas production growth, and NexTier’s position as a critical service provider for domestic producers indicates demand for our services has increased further and should remain strong for the foreseeable future. Momentum is building into our seasonally strong period, and we see upside to profitability in future periods even beyond what we expect to achieve in the second quarter.”

Conference Call Information
On April 28, 2022, NexTier will hold a conference call for investors at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss first quarter 2022 financial and operating results. Hosting the call will be Robert Drummond, President and Chief Executive Officer and Kenneth Pucheu, Executive Vice President and Chief Financial Officer. The call can be accessed via a live webcast accessible on the IR Event Calendar page in the Investor Relations section of our website at www.nextierofs.com, or live over the telephone by dialing (855) 560-2574, or for international callers, (412) 542-4160 and referencing NexTier Oilfield Solutions. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers, (412) 317-0088. The passcode for the replay is 4424257. The replay will be available until May 5, 2022. An archive of the webcast will be available shortly after the call on our website at www.nextierofs.com for twelve months following the call.
About NexTier Oilfield Solutions
Headquartered in Houston, Texas, NexTier is an industry-leading U.S. land oilfield service company, with a diverse set of well completion and production services across active and demanding basins. Our integrated solutions approach delivers efficiency today, and our ongoing commitment to innovation helps our customers better address what is coming next. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. At NexTier, we believe in living our core values from the basin to the boardroom, and helping customers win by safely unlocking affordable, reliable and plentiful sources of energy.
(1)Non-GAAP Financial Measures. The Company has included in this press release or discussed on the conference call described above certain non-GAAP financial measures, some of which are calculated on segment basis or product line basis. These measurements provide supplemental information which management believes is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside GAAP measures such as net income and operating income. You should not consider them in isolation from, or as a substitute for, analysis of our results under GAAP.
Non-GAAP financial measures include EBITDA, adjusted EBITDA, adjusted EBITDA incremental margin, adjusted gross profit, free cash flow, adjusted SG&A, adjusted EBITDA per deployed fleet, annualized adjusted EBITDA per deployed fleet, and net debt. These non-GAAP financial measures exclude the financial impact of items management does not consider in assessing the Company’s ongoing operating performance, and thereby facilitate review of the Company’s operating performance on a period-to-period basis. Other companies may have different capital structures, and comparability to the Company’s results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA, adjusted EBITDA, adjusted EBITDA incremental margin, adjusted gross profit, adjusted SG&A, adjusted EBITDA per deployed fleet (including on an annualized basis) provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company believes free cash flow is important to investors in that it provides a useful measure to assess management's effectiveness in the areas of profitability and capital management.
For a reconciliation of these non-GAAP measures, please see the tables at the end of this press release. Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly with estimates for certain contingent liabilities, and estimating non-cash unrealized fair value losses and gains which are subject to market variability and therefore a reconciliation is not available without unreasonable effort.
Non-GAAP Measure Definitions: EBITDA is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted with certain items management does not consider in assessing ongoing performance. Management uses adjusted EBITDA to set targets and to assess the performance of the Company. Adjusted EBITDA incremental margin is defined as the change in adjusted EBITDA quarter over quarter divided by the change in revenue quarter over quarter. Adjusted gross profit is defined as revenue less cost of services, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance. Adjusted gross profit at the segment level is not considered to be a non-GAAP financial measure as it is our segment measure of profit or loss and is required to be disclosed under GAAP pursuant to ASC 280. Adjusted SG&A is defined as selling, general and administrative expenses adjusted for severance and business divestiture costs, merger/transaction-related costs, and other non-routine items. Free cash flow is defined as the net increase (decrease) in cash and cash equivalents before financing activities, excluding any acquisitions. Adjusted EBITDA per deployed fleet is defined as (i) adjusted EBITDA, (ii) divided by fleets deployed. Annualized adjusted EBITDA per deployed fleet is defined as (i) adjusted EBITDA for a given quarter, (ii) divided by number of fleets deployed, and then (iii) multiplied by four. Net debt is defined as (i) total debt, net of unamortized debt discount and debt issuance costs, (ii) subtracted by cash and cash equivalents.
Forward-Looking Statements and Where to Find Additional Information
This press release and discussion in the conference call described above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. The words “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would,” “plan,” “target,” “predict,” “potential,” “outlook,” and “reflects,” or the negative thereof and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. Statements in this press release or made during the conference call described above that are forward-looking, including projections as to the Company’s 2022 guidance and other outlook information (including with respect to the industry in which the Company conducts its business), are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond the Company’s control. These factors and risks include, but are not limited to, (i) the competitive nature of the industry in which the Company conducts its business, including pricing pressures; (ii) the ability to meet rapid demand shifts; (iii) the ongoing impact of geopolitical conflicts; (iv) the impact of pipeline capacity constraints and adverse weather conditions in oil or gas producing regions; (v) the ability to obtain or renew customer contracts and changes in customer requirements in the markets the Company serves; (vi) the ability to identify, effect and integrate acquisitions, joint ventures or other transactions; (vii) the ability to protect and enforce intellectual property rights; (viii) the effect of environmental and other governmental regulations on the Company’s operations; (ix) the effect of a loss of, or interruption in operations of, the Company of one or more key suppliers, or customers, including resulting from inflation, including as a result of ongoing geopolitical conflicts, COVID-19 resurgence, product defects, recalls or suspensions; (x) the variability of crude oil and natural gas commodity prices; (xi) the market price (including inflation) and timely availability of materials or equipment; (xii) the ability to obtain permits, approvals and authorizations from governmental and third parties; (xiii) the Company’s ability to employ a sufficient number of skilled and qualified workers; (xiv) the level of, and obligations associated with, indebtedness; (xv) fluctuations in the market price of the Company’s stock; (xvi) the continued impact of the COVID-19 pandemic (including as a result of the emergence of new variants and strains of the virus, such as Delta and Omicron) and the evolving response thereto by governments, private businesses or others to contain the spread of the virus and its variants or to treat its impact, and the possibility of increased inflation, travel restrictions, lodging shortages or other macro-economic challenges as the economy emerges from the COVID-19 pandemic; and (xvii) other risks detailed in our latest Annual Report on Form 10-K, including, but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our other filings with the Securities and Exchange Commission (“the SEC”), which are available on the SEC website or www.NexTierOFS.com. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.
Additional information about the Company, including information on the Company’s response to COVID-19, can be found in its periodic reports and other filings with the SEC, available www.sec.gov or www.NexTierOFS.com.
Investor Contact:
Kenneth Pucheu
Executive Vice President - Chief Financial Officer

Michael Sabella
Vice President - Investor Relations and Business Development
michael.sabella@nextierofs.com

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except per share data)

	Three Months Ended	Three Months Ended
	March 31, 2022	December 31, 2021

Revenue	$635,043	$509,730
Operating costs and expenses:
Cost of services	524,656	423,647
Depreciation and amortization	55,163	52,764
Selling, general and administrative expenses	35,859	35,148
Merger and integration	9,232	3,779
Gain on disposal of assets	(823)	(21,156)
Total operating costs and expenses	624,087	494,182
Operating income	10,956	15,548
Other income (expense):
Other income, net	5,370	3,018
Interest expense, net	(7,374)	(7,976)
Total other expense	(2,004)	(4,958)
Income before income taxes	8,952	10,590
Income tax benefit (expense)	(160)	264
Net income	$8,792	$10,854

Net income per share: basic	$0.04	$0.04
Net income per share: diluted	$0.04	$0.04

Weighted-average shares: basic	243,269	241,913
Weighted-average shares: diluted	247,705	244,744

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$99,788	$110,695
Trade and other accounts receivable, net	391,682	301,740
Inventories, net	50,948	38,094
Assets held for sale	910	1,555
Prepaid and other current assets	47,414	55,625
Total current assets	590,742	507,709
Operating lease right-of-use assets	20,541	21,767
Finance lease right-of-use assets	41,875	41,537
Property and equipment, net	613,163	620,865
Goodwill	192,780	192,780
Intangible assets	62,146	64,961
Other noncurrent assets	11,131	7,962
Total assets	$1,532,378	$1,457,581
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$239,769	$190,963
Accrued expenses	238,657	213,923
Customer contract liabilities	21,288	23,729
Current maturities of operating lease liabilities	6,440	7,452
Current maturities of finance lease liabilities	12,035	11,906
Current maturities of long-term debt	13,602	13,384
Other current liabilities	8,801	10,346
Total current liabilities	540,592	471,703
Long-term operating lease liabilities, less current maturities	19,480	20,446
Long-term finance lease liabilities, less current maturities	24,749	26,873
Long-term debt, net of unamortized deferred financing costs and unamortized debt discount, less current maturities	358,034	361,501
Other non-current liabilities	23,838	30,041
Total non-current liabilities	426,101	438,861
Total liabilities	966,693	910,564
Stockholders’ equity:
Common stock	2,439	2,420
Paid-in capital in excess of par value	1,097,863	1,094,020
Retained deficit	(532,372)	(541,164)
Accumulated other comprehensive loss	(2,245)	(8,259)
Total stockholders’ equity	565,685	547,017
Total liabilities and stockholders’ equity	$1,532,378	$1,457,581

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2022	December 31, 2021
Completion Services:
Revenue	$602,620	$481,001
Cost of services	496,286	397,319
Depreciation and amortization and (gain) loss on sale of assets	47,759	23,912
Net income	58,575	59,770
Adjusted gross profit(1)	$106,334	$83,908

Well Construction and Intervention Services:
Revenue	$32,423	$28,729
Cost of services	28,370	26,328
Depreciation and amortization and (gain) loss on sale of assets	2,287	3,334
Net income (loss)	1,766	(933)
Adjusted gross profit(1)	$4,053	$2,679

(1)The Company uses adjusted gross profit as its measure of profitability for segment reporting.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2022	December 31, 2021
Net income	$8,792	$10,854
Interest expense, net	7,374	7,976
Income tax expense (benefit)	160	(264)
Depreciation and amortization	55,163	52,764
EBITDA	$71,489	$71,330
Plus management adjustments:
Acquisition, integration and expansion(1)	$9,232	$3,779
Non-cash stock compensation(2)	7,815	7,235
Market-driven costs(3)	—	504
Divestiture of business(4)	541	279
Gain on equity security investment(5)	(5,606)	(3,041)
Litigation(6)	—	100
Other	22	44
Adjusted EBITDA	$83,493	$80,230

(1)    Represents transaction and integration costs related to acquisitions.
(2)    Represents non-cash amortization of equity awards issued under the Company’s Incentive Award Plan.
(3)    Represents market-driven severance, leased facility closures, and restructuring costs incurred as a result of significant declines in crude oil prices resulting from demand destruction from the COVID-19 pandemic and global oversupply.
(4)    Represents bad debt expense on the sale of the Well Support Services segment to, and related to the bankruptcy filing of Basic Energy Services.
(5)    Represents the realized and unrealized (gain) loss on an equity security investment composed primarily of common equity shares in a public company.
(6)    Represents increases in accruals related to contingencies acquired in business acquisitions or exceptional material events.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended March 31, 2022
Selling, general and administrative expenses	$35,859
Less management adjustments:
Non-cash stock compensation	(7,815)
Divestiture of business	(541)
Other	(22)
Adjusted selling, general and administrative expenses	$27,481

Three Months Ended December 31, 2021
Selling, general and administrative expenses	$35,148
Less management adjustments:
Non-cash stock compensation	(7,235)
Litigation	(100)
Divestiture of business	(279)
Other	(44)
Adjusted selling, general and administrative expenses	$27,490

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Three Months Ended March 31, 2022
	Completion Services	WC&I	Total
Revenue	$602,620	$32,423	$635,043
Cost of services	496,286	28,370	524,656
Gross profit excluding depreciation and amortization	106,334	4,053	110,387
Management adjustments associated with cost of services	—	—	—
Adjusted gross profit	$106,334	$4,053	$110,387

	Three Months Ended December 31, 2021
	Completion Services	WC&I	Total
Revenue	$481,001	$28,729	$509,730
Cost of services	397,319	26,328	423,647
Gross profit excluding depreciation and amortization	83,682	2,401	86,083
Management adjustments associated with cost of services	226	278	504
Adjusted gross profit	$83,908	$2,679	$86,587

Three Months Ended
March 31, 2022

Adjusted EBITDA	$83,493
Average hydraulic fracturing fleets deployed	33
Adjusted EBITDA per deployed fleet	2,530
Annualized Adjusted EBITDA per deployed fleet	$10,120

Three Months Ended
December 31, 2021

Adjusted EBITDA	$80,230
Average hydraulic fracturing fleets deployed	30
Adjusted EBITDA per deployed fleet	2,674
Annualized Adjusted EBITDA per deployed fleet	$10,696

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands, except per share data)

Three Months Ended

March 31, 2022
Net cash used in operating activities	$28,666
Net cash used in investing activities(1)	(26,996)
Free cash flow	$1,670

(1) Excludes $0.5 million due to net working capital adjustments in connection with the acquisition of Alamo Pressure Pumping (“Alamo”).

Three Months Ended

December 31, 2021
Net cash used by operating activities	$(31,467)
Net cash used in investing activities(2)	(7,384)
Free cash flow	$(38,851)

(2) Excludes $0.7 million in connection with the acquisition of Alamo.

Three Months Ended

March 31, 2022
Total debt, net of unamortized debt discount and debt issuance costs	$371,636
Cash and cash equivalents	99,788
Net debt	$271,848

Three Months Ended

December 31, 2021
Total debt, net of unamortized debt discount and debt issuance costs	$374,885
Cash and cash equivalents	110,695
Net debt	$264,190